UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WHEELING-PITTSBURGH CORPORATION

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Esmark Incorporated

2500 Euclid Ave.

Chicago Heights, IL 60411

IMPORTANT RE:

2006 ANNUAL MEETING OF STOCKHOLDERS

OF

WHEELING-PITTSBURGH CORPORATION

October 19, 2006

Dear Wheeling-Pittsburgh Corporation Stockholder:

Esmark Incorporated (“Esmark”) is soliciting your vote at the 2006 annual meeting of stockholders of Wheeling-Pittsburgh Corporation (“Wheeling-Pitt” or the “Company”) to be held on November 17, 2006 (together with any adjournments or postponements of such meeting, the “2006 Annual Meeting”). Esmark does not believe that the board and management of Wheeling-Pitt are acting in the best interests of all stockholders. Esmark is therefore seeking your support at the 2006 Annual Meeting for the following purposes:

1. to elect a slate of nominees consisting of Albert G. Adkins, Craig T. Bouchard, James P. Bouchard, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, and James A. Todd (the “Nominees”) to the Wheeling-Pitt board to serve as directors of the Company for a term expiring at the 2007 annual meeting of Wheeling-Pitt stockholders (the “2007 Annual Meeting”);

2. to adopt a proposal ratifying the Wheeling-Pitt audit committee’s appointment of PricewaterhouseCoopers LLP as Wheeling-Pitt’s independent auditors for 2006;

3. to adopt a resolution amending the Company’s Amended and Restated By-Laws to fix the number of directors at eleven;

4. to adopt a resolution removing any directors other than the Nominees and the directors designated by the United Steelworkers of America in accordance with its collective bargaining agreement with the Company; and

5. to adopt a resolution to repeal any provision of, or amendments to, the Company’s Amended and Restated By-Laws unilaterally adopted by the board of directors after August 8, 2003 and before any of the Nominees joins the board of directors, if elected.

If we are successful in the election of all of the Nominees to the Wheeling-Pitt board of directors at the 2006 Annual Meeting, we intend promptly thereafter to ask the board of directors to consider our proposal for a merger of the two companies (the “Merger”). Our proposal would provide for Wheeling-Pitt to issue to Esmark stockholders 26.5 million new shares of common stock for a total valuation of Esmark of approximately $473 million (based on Wheeling-Pitt’s closing share price of $17.86 on July 14, 2006, the last trading day before Esmark announced its intention to elect the Nominees). Our proposed valuation reflects a valuation of Esmark of approximately $273 million as of July 14, 2006 and includes an anticipated equity cash infusion of $200 million from Esmark’s largest stockholders, funds managed by Franklin Mutual Advisers, LLC, immediately before the Merger. Our proposal contemplates that after the Merger, Wheeling-Pitt would offer to repurchase, at $20.00 per share, up to 50% or 7.3 million outstanding shares of Wheeling-Pitt held by current stockholders who elect to sell their shares. If the slate of Nominees is elected, each of them will have an obligation under Delaware law to discharge his duties as a director in good faith, consistent with his fiduciary duties to Wheeling-Pitt and its stockholders. Your vote to elect the Nominees does not constitute a vote in favor of our Merger proposal. Any proposed merger with Esmark approved by the Wheeling-Pitt board of directors will require stockholder approval at a subsequent stockholders’ meeting.

We urge you to consider carefully the information contained in the attached proxy statement and then support our efforts by signing, dating and returning today the enclosed WHITE proxy card. The attached proxy statement and the enclosed WHITE proxy card are first being furnished to Wheeling-Pitt stockholders on or about October 19, 2006.

If you have already sent to the Company a proxy card furnished by Company management, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card. Only your latest-dated proxy card counts!

WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY!

If you have any questions about executing your proxy or require assistance, please contact Innisfree M&A Incorporated, which is assisting us, at their address or toll-free number as set forth below.

Thank you for your support!

ESMARK INCORPORATED

IMPORTANT

THIS SOLICITATION IS BEING MADE BY ESMARK AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. PROPERLY VOTING THE ENCLOSED WHITE PROXY CARD AUTOMATICALLY REVOKES ALL PRIOR PROXY CARDS YOU MAY PREVIOUSLY HAVE SIGNED.

DO NOT MAIL ANY PROXY CARD OTHER THAN THE ENCLOSED WHITE PROXY CARD IF YOU WISH TO VOTE FOR THE NOMINEES AND FOR THE OTHER PROPOSALS DESCRIBED IN THE PROXY STATEMENT.

IF YOU HAVE SHARES OF COMMON STOCK THAT ARE REGISTERED DIFFERENTLY AND ARE IN MORE THAN ONE ACCOUNT, YOU WILL RECEIVE MORE THAN ONE WHITE PROXY CARD. PLEASE FOLLOW THE DIRECTIONS FOR SUBMITTING A PROXY CARD ON EACH OF THE WHITE PROXY CARDS YOU RECEIVE TO ENSURE ALL OF YOUR SHARES ARE VOTED.

EVEN IF YOU PREVIOUSLY HAVE VOTED A PROXY CARD FURNISHED TO YOU BY THE COMPANY’S CURRENT BOARD, YOU HAVE THE LEGAL RIGHT TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. ONLY YOUR LATEST-DATED PROXY WILL COUNT AT THE 2006 ANNUAL MEETING.

HOLDERS OF RECORD OF SHARES OF COMMON STOCK AS OF SEPTEMBER 18, 2006, THE RECORD DATE FOR VOTING AT THE 2006 ANNUAL MEETING, ARE URGED TO SUBMIT A WHITE PROXY CARD.

IF YOUR SHARES ARE REGISTERED IN YOUR OWN NAME, PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TO US IN CARE OF INNISFREE M&A INCORPORATED, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY THAT INSTITUTION CAN SIGN A PROXY CARD WITH RESPECT TO YOUR SHARES AND ONLY UPON RECEIPT OF SPECIFIC INSTRUCTIONS FROM YOU. ACCORDINGLY, YOU SHOULD CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A PROXY CARD TO BE SIGNED REPRESENTING YOUR SHARES. WE URGE YOU TO CONFIRM IN WRITING YOUR INSTRUCTIONS TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF SUCH INSTRUCTIONS TO US IN CARE OF INNISFREE M&A INCORPORATED AT THE ADDRESS INDICATED BELOW SO THAT WE WILL BE AWARE OF ALL INSTRUCTIONS GIVEN AND CAN ATTEMPT TO ENSURE THAT ALL SUCH INSTRUCTIONS ARE FOLLOWED.

If you have any questions about executing your proxy or require assistance in doing so, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Toll Free: (888) 750-5834

Banks and Brokers call: (212) 750-5833

ESMARK INCORPORATED

2500 Euclid Ave.

Chicago Heights, IL 60411

2006 ANNUAL MEETING OF STOCKHOLDERS

OF

WHEELING-PITTSBURGH CORPORATION

PROXY STATEMENT

OF

ESMARK INCORPORATED

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

The enclosed WHITE proxy card is solicited on behalf of Esmark Incorporated (“Esmark”). Wheeling-Pittsburgh Corporation, a Delaware corporation (“Wheeling-Pitt” or the “Company”), has disclosed that only stockholders of record at the close of business on September 18, 2006 (the “record date”) will be entitled to notice of, and to vote at, the 2006 annual meeting of stockholders of Wheeling-Pitt to be held on November 17, 2006 (together with any adjournments or postponements of such meeting, the “2006 Annual Meeting”), with each outstanding share of Wheeling-Pitt common stock entitled to one vote. According to the stockholder list provided by the Company to an affiliate of Esmark, the Company had outstanding 14,923,641 shares of common stock, $0.01 par value per share, as of the record date. It is anticipated that Esmark’s mailing to stockholders of this proxy statement and the enclosed WHITE proxy card will commence on or about October 19, 2006. Esmark intends to deliver a copy of this proxy statement and the enclosed form of proxy to holders of at least the percentage of outstanding Wheeling-Pitt common shares required under applicable law to carry Esmark’s proposals set forth below. The Company’s headquarters are located at 1134 Market Street, Wheeling, West Virginia 26003.

At the 2006 Annual Meeting, Esmark seeks your support for the following proposals:

(1) to elect a slate of nominees consisting of Albert G. Adkins, Craig T. Bouchard, James P. Bouchard, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, and James A. Todd (the “Nominees”) to the Wheeling-Pitt board to serve as directors of the Company for a term expiring at the 2007 annual meeting of Wheeling-Pitt stockholders (the “2007 Annual Meeting”);

(2) to adopt a proposal ratifying the Wheeling-Pitt audit committee’s appointment of PricewaterhouseCoopers LLP as Wheeling-Pitt’s independent auditors for 2006;

(3) to adopt a resolution amending the Company’s Amended and Restated By-Laws to fix the number of directors at eleven;

(4) to adopt a resolution removing any directors other than the Nominees and the directors designated by the United Steelworkers of America in accordance with its collective bargaining agreement with the Company; and

(5) to adopt a resolution to repeal any provision of, or amendments to, the Company’s Amended and Restated By-Laws unilaterally adopted by the board of directors after August 8, 2003 and before any of the Nominees joins the board of directors if elected.

We believe that the current Board of Directors (the “Board”) has not fulfilled its responsibility to the Company’s stockholders to enhance value for all of Wheeling-Pitt’s stockholders. In particular, we believe that the current Board has failed adequately to address persistent operational problems and strategic issues at the

Company, including the long-term underperformance of Wheeling-Pitt’s share price and inconsistent financial performance. For these reasons and the other reasons described in this document, we urge you to elect the Nominees to the Wheeling-Pitt Board and vote for the other proposals described in this proxy statement. For further details on why we believe election of the Nominees will be beneficial to Wheeling-Pitt’s stockholders, see our discussion below under the headings “BACKGROUND AND REASONS FOR THE SOLICITATION” and “PROPOSAL NO. 1—ELECTION OF THE NOMINEES AS DIRECTORS OF THE COMPANY.”

BACKGROUND AND REASONS FOR THE SOLICITATION

Background

Headquartered in the Chicago area, Esmark Incorporated is a steel services company founded by James P. Bouchard and Craig T. Bouchard. The mission of Esmark is to establish the benchmark standard for strategic consolidation, operating efficiency, and management excellence in the global steel service sector.

Esmark, one of the fastest growing steel companies in the world, distributes and provides just-in-time delivery of value-added steel products to approximately 2,000 core customers in the Midwest. A leader in the consolidation of the U.S. steel service center and converter industries, Esmark has successfully acquired ten steel companies since it was formed in 2003. Its acquisitions have focused on older, established companies that have subsequently been physically renovated and energized under Esmark’s innovative operational strategy. Esmark’s customers purchase a wide variety of cold rolled, coated, and hot rolled steel products. Esmark is projected to achieve pre-tax income of $30 million in 2006 and $40 million in 2007. Esmark currently has no long-term debt. Esmark has already invested over $100 million in steel facilities in the State of Ohio.

Esmark’s strategic plan contemplates the addition of a steel manufacturing facility. Esmark approached Wheeling-Pitt in the summer of 2005 about a possible combination because Esmark believes that a combination makes sense for Wheeling-Pitt as well as for Esmark. Esmark and Wheeling-Pitt entered into a confidentiality arrangement in July 2005 and Esmark proceeded with a preliminary due diligence review of Wheeling-Pitt in September 2005 and a further due diligence review during February and March 2006. On each of September 23, 2005, January 30, 2006, February 9, 2006, March 16, 2006, and April 7, 2006, Esmark proposed to Wheeling-Pitt to merge Esmark into a newly formed, wholly-owned subsidiary of Wheeling-Pitt, with Esmark being the surviving corporation, and with the consideration for the merger to Esmark’s stockholders being newly-issued common stock of Wheeling-Pitt. Financial terms of the proposals made after January 30, 2006 were modified to increase the valuation of Wheeling-Pitt common stock utilized to determine the amount of Wheeling-Pitt shares to be issued to Esmark’s stockholders from approximately $16/share to $20/share and the amount of cash to be invested by certain existing stockholders of Esmark (funds managed by Franklin Mutual Advisers, LLC) into Esmark prior to the merger from $150 million to $200 million. In addition, beginning on February 9, 2006, Esmark also proposed the option of using up to $100 to $150 million of Wheeling-Pitt’s cash following the merger to repurchase shares from existing Wheeling-Pitt stockholders. Wheeling-Pitt did not respond to these written offers. On April 24, 2006, at Esmark’s request, representatives of Esmark met with the Board of Wheeling-Pitt to discuss the proposed combination. Wheeling-Pitt again did not respond to Esmark’s offer.

On May 5, 2006, Wheeling-Pitt announced that it was in discussions with Companhia Siderurgica Nacional (“CSN”) concerning a strategic alliance. On July 12, 2006, Esmark sent a letter to the Board of Wheeling-Pitt confirming that Esmark continued to be prepared to pursue a combination along the lines discussed below under “The Merger Proposal”. The letter asked that the Board of Wheeling-Pitt instruct management to begin negotiations with Esmark and requested a formal response by the close of business on July 14, 2006. Esmark did not receive any response to that letter. On July 17, 2006, Esmark announced its intention to seek the election of the Nominees at the 2006 Annual Meeting.

On August 3, 2006, Wheeling-Pitt announced that it had negotiated the material points of an arrangement that if completed, would combine the North American assets of CSN with Wheeling-Pitt. According to Wheeling- Pitt, under the terms of the proposed arrangement, CSN would contribute its facility in Terre Haute, Indiana and make a cash investment of $225 million through financing convertible into approximately 11.8 million shares of Wheeling Pitt within a three-year period. Wheeling-Pitt indicated that CSN would receive 49.5% ownership in a new holding company (before taking into account the conversion of the $225 million financing) and would provide Wheeling-Pitt exclusive distribution rights for CSN flat rolled steel products in the United States and Canada, and a commitment to a long-term slab supply agreement. Wheeling-Pitt has not announced the signing of a definitive agreement.

On August 14, 2006, the United Steelworkers of America (“USW”) announced that it would “use all means” at its disposal to oppose the proposed transaction between Wheeling-Pitt and CSN. The USW indicated that it was filing a grievance alleging that Wheeling-Pitt was violating provisions of the union’s collective bargaining agreement relating to the union’s right to bid in connection with the CSN proposal. The USW indicated that, under these right to bid provisions, Wheeling-Pitt could not enter into an agreement with CSN before February 5, 2007. The USW also reiterated its support for the transaction proposed by Esmark. On August 21, 2006, Wheeling-Pitt issued a news release announcing that it had delivered a letter to the USW, that among other things, indicated Wheeling-Pitt disagreed with USW’s position that the USW has additional time in which to assert its right to bid. In this release, Wheeling-Pitt also indicated that it expected the right to bid issue to be the subject of arbitration.

On September 19, 2006, the USW announced that in light of the decision of the management of Wheeling-Pitt to withdraw the CSN proposal from consideration at the 2006 Annual Meeting, the USW had settled its grievance over the right to bid provision in the Wheeling-Pitt collective bargaining agreement. The USW stated its support for the Esmark proposal and called on the board of Wheeling-Pitt to reconsider its opposition to the Esmark proposal. The USW also made clear that the USW would continue to oppose any effort to bring forward the CSN transaction.

Also on September 19, 2006, Esmark announced that it was willing to meet with the board of Wheeling-Pitt to finalize a combination of Esmark and Wheeling-Pitt.

Later in the day on September 19, 2006, Wheeling-Pitt announced that it had settled the USW grievance involving the length of the right to bid provision by setting October 15, 2006 as the end of that time period. The Company also announced that it expected to execute definitive agreements with CSN as soon as possible after October 15, 2006 and hold a special shareholder meeting on the potential CSN transaction in January 2007.

On September 21, 2006, the USW issued a press release that reiterated the opposition of the USW to the CSN proposal.

For the reasons summarized below, an affiliate of Esmark, the Bouchard Group, L.L.C., is nominating the nine Nominees for election to Wheeling-Pitt’s Board at the 2006 Annual Meeting—Albert G. Adkins, Craig T. Bouchard, James P. Bouchard, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, and James A. Todd. We urgently seek your support for the Nominees.

Reasons for Solicitation

We believe that the current Board has failed to enhance value for all of Wheeling-Pitt’s stockholders. In particular, we believe that the current Board has failed to adequately address persistent operational problems and strategic issues at the Company, including the long-term underperformance of Wheeling-Pitt’s share price and inconsistent financial performance. Esmark believes that Wheeling-Pitt’s performance has been characterized by ongoing operational issues, high costs, legal problems, and frequently missed earnings expectations.

Poor Financial Performance. The Company’s share price has underperformed the broad market as illustrated by the performance of the S&P 500, as well as the Company’s producer peers. For the two-year period ended October 17, 2006, Wheeling-Pitt stock price generated a negative 37.2% return while the S&P 500 returned 22.4% and producers returned 144.0%. (1)

1	Peer companies used for these comparisons to Wheeling-Pitt include publicly-traded steel producers with operations in North America. Steel producers included as Wheeling-Pitt peers for this calculation were AK Steel Holding Corporation, Commercial Metals, IPSCO, Inc., Nucor Corporation, Oregon Steel Mills Inc., Steel Dynamics Inc. and United States Steel Corporation. These companies include both integrated producers and mini-mill producers that sell steel and steel products. Several of these steel producers are mentioned by Wheeling-Pitt as competitors in its Form 10-K for the year ended December 31, 2005.

Since Wheeling-Pitt emerged from bankruptcy in 2003, the Company has experienced disappointing financial and operating performance despite participating in one of the strongest steel markets in decades. Wheeling-Pitt’s recent loss in the first quarter of 2006 was a continuation of this trend and the third consecutive quarterly operating loss posted by the Company. While the Company reported net income of $9.3 million for the second quarter of 2006, it has had only one profitable year since coming out of bankruptcy in 2003. Cash flow generation, defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”), has been equally inconsistent ranging from negative $46 million to $131.4 million since 2003.

Ongoing Operational and Legal Problems. Wheeling-Pitt has experienced frequent unforeseen and unplanned operational, commercial and safety related incidents. For example:

•	Wheeling-Pitt executed a coal contract with Massey Energy Co., which has ended in litigation causing the Company to incur unusually high costs of acquiring coal (in some cases almost three times the price contracted with Massey).

•	Wheeling-Pitt has been cited with numerous Occupational Safety and Health Association (“OSHA”) violations, of which several have been deemed “serious”. Further, the Company was required to hire a consultant for an OSHA compliance assessment. In addition, accidents at Wheeling-Pitt mills resulted in three deaths since the beginning of 2005.

•	Wheeling-Pitt has a history of citations and violations from the U.S. Environmental Protection Agency, the most recent example being violations of the Clean Air Act in Ohio.

•	The Company had a ductwork collapse at its basic oxygen furnace, which has resulted in a difficult and still outstanding negotiation with insurance providers as well as the temporary shutdown of the furnace for several weeks.

•	With respect to operational efficiencies, although Wheeling-Pitt management has attempted to re-align its cost structure, including its decision to build an electric arc furnace (“EAF”), it has failed to execute on the full cost savings on a timely basis. For example, during the ramp-up phase of the new EAF, Wheeling-Pitt experienced overheating and under-utilization, thereby postponing cost savings by several months. While capacity utilization has improved to 87%, or 15.6 heats per day, we believe that capacity utilization should be at or near 100% given the length of time the EAF has been running. Wheeling-Pitt management’s original target of 18 heats per day was set to be met by the fourth quarter of 2005 but Wheeling-Pitt has yet to achieve this level.

•	The Company had a burn through at the EAF as a result of brick hydration that resulted in six days of lost production. Esmark is not aware of any burn through experienced at other major steel mills with electric arc furnaces.

High Cost Producer. We believe that Wheeling-Pitt is one of the highest cost steel producers in North America. Wheeling-Pitt’s second quarter 2006 costs of $651 per ton are significantly above the industry norm, as reported in a UBS research report on the Company dated May 9, 2006.

Weak Capital Structure. Wheeling-Pitt has already been the subject of bankruptcy proceedings once this decade and continues to face the need to improve its balance sheet and operational efficiency. Wheeling-Pitt is carrying a highly-levered capital structure, which has not changed substantially since its emergence from bankruptcy. Second Quarter 2006 debt of $398 million is 4% higher than post-bankruptcy levels of $381 million, which is being supported by positive $7.9 million EBITDA based on trailing twelve month performance as of June 30, 2006. Liquidity as of June 2006 is low with only $42 million of borrowing availability under its revolving credit facility and $5.4 million of cash (net of amounts held by Mountain State Carbon).

Proposed Combination. If we are successful in the election of all of the Nominees supported by Esmark to the Wheeling-Pitt Board at the 2006 Annual Meeting, we intend to promptly thereafter to ask the Board to consider our proposal for a merger of the two companies. We believe that Wheeling-Pitt could be transformed by our proposal from a high cost steel producer to a company that combines the best of steel mini-mill production and distribution.

Mini-mill steel production utilizes an EAF to melt scrap and scrap substitutes into liquid steel that can be metallurgically refined before it is cast into thin slabs. Typically, mini-mill steel production is more cost efficient than integrated steel production because it requires less capital to operate and maintain. Steel distributors/processors, such as Esmark, acquire products from primary metals producers and then process the metals to meet customer specifications. Steel distributors/processors purchase, process, and deliver metals to end-users in a more efficient and cost-effective manner than the end-user could achieve by dealing directly with the primary producer or with an intermediate steel processor. We believe that the proposed combination of Esmark and Wheeling-Pitt has the potential to bring to Wheeling-Pitt the benefits associated with both of these steel operating platforms.

Stronger Balance Sheet. The combined company would also have a stronger balance sheet with Esmark delivering approximately $200 million of liquidity. We expect that the current executive management team would be replaced with seasoned operators who have a vision to create a low-cost steel producer with over 2,000 customers. We believe that the management team we intend to put in place after a merger would be able to quickly bring the EAF to full capacity utilization without the operational problems such as the burn through experienced by Wheeling-Pitt. See “The Merger Proposal” below. In addition, we have identified other areas to improve the company’s cost structure and profitability such as:

•	Invest in and efficiently use Wheeling-Pitt’s hot strip mill with a goal of converting over one million tons of imported, low cost steel slabs per year.

•	Materially reduce raw material purchasing costs due to Esmark’s financial strength and purchasing relations.

•	Achieve hot strip mill efficiency with increased volumes and cost savings initiatives to help reduce Wheeling-Pitt’s conversion costs.

Improved Supply Chain and Expanded Customer Base. By combining Wheeling-Pitt with Esmark, a steel distributor/processor, we believe the new company will benefit from a direct link between production, distribution and the end-user thereby allowing for better supply chain communication. We believe Esmark’s low cost distribution platform will also result in a significantly expanded customer base for the new company of 2,000 with a goal of reaching 4,000 customers with over 120 sales personnel in the U.S. We believe our proposed merger would provide the opportunity to increase stockholder value. Of course, we can not assure you that the election of the Nominees or our proposed merger would have these results.

In the absence of a transaction, Wheeling-Pitt’s valuation would be partially dependent on its ability to meet earnings expectations. However, since its emergence from bankruptcy, Wheeling-Pitt has exhibited inconsistent performance and has frequently failed to achieve earnings expectations, while its peers have been significantly more consistent in delivering earnings.

For all of these reasons, Esmark believes it is clear that change is needed at Wheeling-Pitt—and needed now.

THE MERGER PROPOSAL

If we are successful in the election of all of the Nominees supported by Esmark to the Wheeling-Pitt Board at the 2006 Annual Meeting, we intend to promptly thereafter ask the Board to consider our proposal for a merger of the two companies (the “Merger”). Our proposal would provide for Wheeling-Pitt to issue 26.5 million new shares of common stock to Esmark stockholders for a total valuation of Esmark of approximately $473 million (based on Wheeling-Pitt’s closing share price of $17.86 on July 14, 2006, the last trading day before

Esmark announced its intention to elect the Nominees). Our proposed valuation reflects a valuation of Esmark of approximately $273 million as of July 14, 2006 and includes the anticipated equity cash infusion of $200 million from Esmark’s largest stockholders, funds managed by Franklin Mutual Advisers, LLC, immediately before the Merger. Our proposal contemplates that after the Merger, Wheeling-Pitt would offer to repurchase, at $20.00 per share, up to 50% or 7.3 million outstanding shares of Wheeling-Pitt from current stockholders who elect to sell their shares. Esmark anticipates that the combined company would be led by the Esmark management team, which includes James P. Bouchard, Chairman and Chief Executive Officer, and Craig T. Bouchard, Vice-Chairman, President and Chief Financial Officer.

We anticipate that the management team would also include:

•	Thomas A. Modrowski has been Chief Operating Officer of Esmark since November 2004 and President of Electric Coating Technologies (a subsidiary of Esmark) since June 2003. Mr. Modrowski was previously President of Double Eagle Steel Coating Company (a joint venture of U.S. Steel and Rouge Steel) from 1990 to 1995.

•	John Goodwin was Chief Operating Officer of International Steel Group Inc. from 2003 to 2005, Principal and CEO of Steel Consultants from 2002 to 2003, CEO and President of Beta Steel Corp. from 1998 to 2001, CEO, COO and President of National Steel from 1994 to 1996, and General Manager with US Steel from 1987 to 1994.

•	Michael Ogrizovich has been Executive Vice-President of Esmark since November 2004. Mr. Ogrizovich was a District Manager with Arcelor Steel from 1998 to 2003, and Manager of Sales & Marketing of Beta Steel Corp. from 1995 to 1998.

•	James W. Ledgard has been President of Vertex Global Steel Resources since 2004. Previously Mr. Ledgard was Vice President of Operations and COO of Combined Metals of Chicago (a subsidiary of AK Steel) from 2000 to 2004, General Manager of AK Steel from 1993 to 2000, and Division Manager of US Steel from 1971 to 1990.

•	William E. Ristau has been Chief Commercial Officer of Esmark since January 2005. From 1998 to 2005 Mr. Ristau served as President of Century Steel, now a subsidiary of Esmark.

Esmark’s Merger proposal also contemplates that two current executive managers of the Company would be replaced on the Board. If the Nominees are elected, each of them will have an obligation under Delaware law to discharge his duties as a director in good faith, consistent with his fiduciary duties to Wheeling-Pitt and its stockholders.

Consistent with their fiduciary duties to enhance value for all stockholders, the Nominees would be prepared to consider our Merger proposal, the CSN proposal and other possible alternatives to enhance value for all stockholders. If the Nominees are elected, in order to discharge their fiduciary duties under Delaware law in connection with a potential transaction with Esmark, Esmark believes that the Board would establish a committee of independent directors (directors not affiliated with Esmark including all of the Nominees other than Messrs. James and Craig Bouchard), to consider the Merger with Esmark and any other competing proposal, including any proposal from CSN or other possible alternatives. Esmark believes that this committee would also engage separate legal and financial advisors to assist this independent committee with its efforts. Although Esmark expects they will do so, there can be no assurance that, if the Nominees are elected, the Board or an independent committee will determine to pursue Esmark’s proposed merger nor can there be any assurance that, even if the Board or an independent committee does enter into discussions with Esmark regarding its proposal, any final agreement with respect to Esmark’s proposal or any other transaction will be reached. Consequently, even if Esmark and Wheeling-Pittsburgh were to reach an agreement regarding a combination, the terms of such agreement could differ substantially in many respects from Esmark’s current proposal.

If the Nominees are elected to the Board and the Board approves a merger with Esmark, the proposed merger would be submitted to the Company’s stockholders for consideration at a subsequent stockholders’ meeting called for that purpose. A separate proxy statement relating to any proposed merger with Esmark would be sent to the stockholders and would contain information on the terms and conditions of any proposed transaction subject to a stockholder vote. Your vote to elect the Nominees does not constitute a vote in favor of our Merger proposal.

Under the existing collective bargaining agreement between Wheeling-Pitt and the USW, Wheeling-Pitt cannot close a change of control transaction until the other party to the transaction has entered into a collective bargaining agreement with the USW. Since the Merger would be a change of control transaction, Esmark has tentatively agreed to the material terms of a revised collective bargaining agreement with the USW which, if approved by the USW members and the Wheeling-Pitt Board, would go into effect upon the closing of the combination of Esmark and Wheeling-Pitt. The material revisions to the existing collective bargaining agreement between Wheeling-Pitt and the USW are:

•	Provisions to supplement the existing agreement to extend it to USW-represented employees at specified distribution and processing facilities of the combined companies.

•	A revised contribution to the Wheeling-Pitt Retiree Benefits Plan Trust (the “VEBA Trust”) in an annual minimum guaranteed amount of $5 million plus approximately 3.5% of the combined companies’ earnings before interest and taxes.

•	A revised profit sharing formula providing for contributions in an amount equal to 5% of the combined companies’ quarterly earnings before interest and taxes multiplied by a fraction determined by dividing the hours worked by employees covered by the existing collective bargaining agreement by the number of employees under the extended collective bargaining agreement including employees at specified distribution and processing facilities. In no event would the amounts payable exceed $4 per hour per 40 hours work week per active employee. The revised formula provides for adjustments to third and fourth fiscal quarter contributions in the event of losses in the first two fiscal quarters.

•	Provisions permitting more flexibility for USW organizing activities.

•	A provision that dividends and other payments in respect of Company stock will be made only if the Company’s credit statistics are equal to or better than those of an average BBB rated company in the metals sector, using criteria published by S&P.

Any definitive collective bargaining agreement with the USW to be effective after the proposed combination of Esmark and Wheeling-Pitt would be subject to approval by the USW members and the Wheeling-Pitt Board and, consequently, the terms of a definitive collective bargaining agreement could differ substantially in many respects from the material terms agreed to by Esmark and the USW.

THE PROPOSALS

Proposal No. 1—Election of The Nominees as Directors of the Company

There are currently eleven members of the Board, each serving for a period of one year. At the 2006 Annual Meeting, all eleven directors will be up for election. We are soliciting your proxy for the election of the nine Nominees, Albert G. Adkins, Craig T. Bouchard, James P. Bouchard, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, and James A. Todd, as directors of the Company to serve until the 2007 Annual Meeting of Stockholders and until their successors are duly elected and qualified. For information concerning the background and experience of each of the Nominees, see the discussion below under the heading “THE NOMINEES.”

YOUR VOTE IS VERY IMPORTANT. ESMARK RECOMMENDS THAT YOU VOTE TO ELECT THE NOMINEES, ALBERT G. ADKINS, CRAIG T. BOUCHARD, JAMES P. BOUCHARD, CLARK BURRUS, C. FREDERICK FETTEROLF, JAMES V. KOCH, GEORGE MUÑOZ, JOSEPH PEDUZZI, AND JAMES A. TODD BY SIGNING, DATING AND PROMPTLY MAILING THE ENCLOSED WHITE PROXY CARD.

General Information

Each of the Nominees has consented to being named in this proxy statement and to serve as a director until the expiration of his respective term and until such Nominee’s successor has been elected and qualified or until the earlier resignation or removal of such Nominee. None of the Nominees has any relationship with Wheeling- Pitt and each should be considered an independent director under applicable National Association of Securities Dealers Automated Quotations (“NASDAQ”) regulations.

Esmark does not expect that any of the Nominees will be unable to stand for election, but, in the event that any of them is unable to serve, the shares represented by the enclosed WHITE proxy card will be voted for a substitute nominee selected by Esmark’s affiliate. In addition, Esmark’s affiliate reserves the right to nominate substitute persons if Wheeling-Pitt makes or announces any changes to its Amended and Restated By-laws (the “By-Laws”) or takes or announces any other action that has, or if consummated would have, the effect of disqualifying its Nominees. In any such case, shares represented by the enclosed WHITE proxy card voting for the Nominees will be voted for such substitute nominees. Esmark’s affiliate reserves the right to nominate additional persons if Wheeling-Pitt increases the size of the Wheeling-Pitt Board above its existing size. Additional nominations made pursuant to the preceding sentence are without prejudice to the effect of the Proposal No. 3 described below if approved by the stockholders as well as any potential claims under Delaware law that Esmark or its affiliates may have, if any, regarding any attempt to increase the size of the current Wheeling-Pitt Board or to reconstitute or reconfigure the classes on which the current directors serve.

If our solicitation to elect the Nominees is unsuccessful, we intend to assess all of our options. Alternatives could include continuing to urge the newly-elected Board of Wheeling-Pitt to consider the Merger, developing alternative proposals or withdrawing our proposal for the Merger. However, we currently anticipate that a consideration of these alternatives and a decision as to which, if any, to pursue, would take place after the conclusion of this solicitation and we have made no decision at this time what course of action we would pursue in that eventuality.

THE NOMINEES

The following table includes the name, age, business address, present principal occupation and employment and material occupations, positions, offices or employments for at least the past five years of each of the Nominees. The information appearing below has been furnished to Esmark by the Nominees. Each Nominee is a citizen of the United States of America.

Name and Business Address	Age	Present Principal Occupation and Five-Year Business Experience
Albert G. Adkins c/o Esmark Incorporated 2500 Euclid Ave. Chicago Heights, IL 60411	58	Mr. Adkins served as Vice President-Accounting, Controller, and Chief Accounting Officer for Marathon Oil Corporation from 2001 to 2006. Previously, Mr. Adkins served as Controller from 2000 to 2001 and Assistant Controller from 1998 to 2000 for United States Steel Corporation (USX) and Vice President of Accounting and Finance for Delhi Gas Pipeline Corporation from 1996 to 1997. Mr. Adkins is a certified public accountant and certified management accountant and is currently retired.

James P. Bouchard c/o Esmark Incorporated 2500 Euclid Ave. Chicago Heights, IL 60411	45	Mr. Bouchard is the founder, Chief Executive Officer, and Chairman of the Board of Esmark Incorporated and Chairman and Chief Executive Officer of the Bouchard Group, L.L.C. Prior to founding Esmark in 2003, Mr. Bouchard was Vice President-Commercial for U.S. Steel Kosice (Europe) from 2000 to 2002. During his 15 year career at U.S. Steel Group, Mr. Bouchard was Manager-Marketing, Manager–National Accounts and Strategic Market Development Manager. Mr. Bouchard served on the C.D.E. committee for Eurofer in Brussels, Belgium. In addition, he served as Chairman of the Steel Shipping Container Institute (SSCI) supplier division American Iron and Steel Institute (AISI) in Washington, DC.

Name and Business Address	Age	Present Principal Occupation and Five-Year Business Experience

Craig T. Bouchard c/o Esmark Incorporated 2500 Euclid Ave. Chicago Heights, IL 60411	52	Mr. Bouchard is the co-founder and President of Esmark. Mr. Bouchard has 25 years of experience in domestic and international finance, specializing in mergers, acquisitions and corporate finance and international trading, software and analytics. From 1998 to 2003, Mr. Bouchard was the President and Chief Executive Officer of NumeriX, a Wall Street software company.
		Prior to helping found NumeriX, Mr. Bouchard was a Senior Vice President at the First National Bank of Chicago (now J.P. Morgan Chase) from 1976 to 1995. During his 19-year career at the bank, Mr. Bouchard was the Global Head of Derivatives Trading, Head of Institutional Research, and Head of Asia Pacific.

Clark Burrus c/o Esmark Incorporated 2500 Euclid Ave. Chicago Heights, IL 60411	77	Mr. Burrus was the Vice Chairman of First Chicago Capital Markets, Inc. (now J.P. Morgan Chase), a broker-dealer registered with the Securities and Exchange Commission, and Co-Chairman of its public banking department from 1991 to 1998. Prior to that time, from 1979 to 1991 Mr. Burrus was Senior Vice President of the First National Bank of Chicago (now J.P. Morgan Chase) in its public banking department. From 1978 to 1981, he was Senior Vice President of the First National Bank of Chicago (now J.P. Morgan Chase) in its asset and liability management department. During the period of 1973 to 1979, Mr. Burrus served as Comptroller for the City of Chicago, the City’s chief financial officer, heading the Department of Finance which included the offices of City Comptroller, City Treasurer and Department of Revenue. During this period the City of Chicago accomplished a AA bond rating for the first time. Mr. Burrus has served as Chairman of the Chicago Transit Authority (CTA) and as a member of the board of numerous other organizations including the Chicago Council on Urban Affairs and member of the City of Chicago Board of Education. Mr. Burrus is a life member of GFOA (Government Finance Office Association), a life member of the Board of Trustees of Roosevelt University, a life member of the Metropolitan Planning Council of Chicago, and a life member of the Board of Trustees of the Rehabilitation Institute of Chicago. Mr. Burrus is a published author on minority issues in public finance. He is currently retired.

C. Frederick Fetterolf c/o Esmark Incorporated 2500 Euclid Ave. Chicago Heights, IL 60411	78	Mr. Fetterolf was President and Chief Operating Officer of Aluminum Company of America, Inc. from 1985 to 1991, and served as President of Alcoa from 1983 to 1985. Mr. Fetterolf currently serves as a director on the board and Chairman of the audit committee of Aleris International, Inc. Previously, Mr. Fetterolf has been a director of various publicly traded companies including Alcoa, Allegheny Technologies Incorporated, Mellon Bank Corporation, Praxair, Inc., Union Carbide Corp., Quaker State Corporation, Dentsply International Inc., Teledyne Technologies Incorporated, and several privately held firms including Provident Insurance Company, Ryan Homes and Allegheny Container. During his service on such boards, Mr. Fetterolf also served as Chair of the audit committee of Mellon Bank Corporation and Praxair, Inc. and as a member of the audit committee, executive committee and nominating committee of Union Carbide Corp. He is a former member of the compensation committee and technology committee for Allegheny Technologies Incorporated. Mr. Fetterolf presently serves as Trustee of Grove City College, Eastern University and several other non-profit boards. Mr. Fetterolf is currently retired.

Name and Business Address	Age	Present Principal Occupation and Five-Year Business Experience

James V. Koch Department of Economics Old Dominion University Norfolk, VA 23529	64	Dr. Koch is the Board of Visitors Professor of Economics and President Emeritus of Old Dominion University and has held that position since 2001. Dr. Koch was President of Old Dominion University and a Professor of Economics from 1990 to 2001. From 1986 to 1990, Dr. Koch was President of the University of Montana where he was also a member of the faculty as a Professor of Economics. Prior to such time, Dr. Koch was Provost, Vice President for Academic Affairs and a Professor of Economics at Ball State University from 1980 until 1986. He is currently a board member for the Virginia Research and Technology Advisory Commission, the MacArthur Foundation, the Bureau of Business and Economic Research, and Eastern Virginia Medical School. Dr. Koch is also the published author of a number of books and articles on economics and has over 40 years of experience in industrial organization, pricing, and antitrust; microeconomic theory; economics of education; and economics of e-commerce.

George Muñoz 2111 Wilson Blvd. Suite 800 Arlington, VA 22201	55	Mr. Muñoz is a licensed attorney and certified public accountant. Since 2001, Mr. Muñoz has served as Principal and President of Muñoz Investment Banking Group, LLC in Washington, DC, and as a partner at the law firm of Tobin, Petkus & Muñoz in Chicago. From 1997 to 2001, Mr. Muñoz was President and CEO of the Overseas Private Investment Corporation where he supervised an 18 billion dollar portfolio of loans, guarantees and political risk insurance on private sector investments in global emerging markets. Mr. Muñoz served in the U.S. Treasury Department as Assistant Secretary for Management and Chief Financial Officer from 1993 to 1997. From 1990 to 1993, Mr. Muñoz was a partner in the investment banking firm of Stevenson, Colling & Muñoz. Mr. Muñoz was an associate and partner in the Chicago law firm of Mayer Brown and Platt from 1980 to 1989. He currently serves as a director for Marriott International Inc., Altria Group Inc., Anixter International, Inc., and MWH, a privately held global engineering consulting firm. In addition, he is a trustee for The National Geographic Society.

Joseph Peduzzi TF Asset Management 401 Liberty Avenue Suite 2075 Pittsburgh, PA 15222	41	Mr. Peduzzi currently serves as director for Tiberius Qualified Master Fund, Ltd., a management company for various investment funds and accounts. Since 2001, he has also served as Managing Partner of TF Asset Management LLC and since 2005, as a partner of Montrachet Capital Management LLC. Mr. Peduzzi was the managing member and President of Peduzzi Investment Group, LLC. from 1996 to 1999, and a director and President of Peduzzi Investment Group Inc. from 1993 to 1996. From 1989 to 1992, Mr. Peduzzi was a derivatives trader for Susquehanna Investment Group.

James A. Todd 1000 Urban Center Parkway Suite 100 Birmingham, AL 35242	78	Mr. Todd is currently President and CEO of CanAm Corporation which pursues investment opportunities in coal, iron ore, and steel industries. Mr. Todd was CEO of Birmingham Steel Corporation from 1980 to 1996. In 1999, Mr. Todd rejoined Birmingham Steel Corporation as Vice Chairman and Director, positions he held until 2002. In 1993, Mr. Todd was named “Steel Maker of the Year” by Iron Age Magazine. Mr. Todd currently serves as a trustee for Louisville Presbyterian Theological Seminary and a nonexecutive chair of ABC Polymer Industries LLC. (1)

1	In 2002, during Mr. Todd’s tenure as Vice Chairman and Chief Administrative Officer, Birmingham Steel Corporation filed a case in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the Bankruptcy Code.

There can be no assurance that our Merger proposal will be approved by the Board if the Nominees are elected. Your vote to elect the Nominees does not constitute a vote in favor of our Merger proposal, and any proposed merger with Esmark that is approved by the Board will require stockholder approval at a subsequent stockholders’ meeting called for that purpose. The vote of a plurality of Wheeling-Pitt stockholders to elect the Nominees would have the legal effect of replacing nine incumbent directors of Wheeling-Pitt with the Nominees.

Esmark and the Nominees do not oppose re-election of the two incumbent directors who were designated to serve as directors USW under its collective bargaining agreement with the Company. In the event that the Nominees are elected to the Board and these incumbent directors are not re-elected to the Board at the 2006 Annual Meeting, Esmark anticipates that the Nominees will take the steps necessary to appoint these individuals to the Board after the 2006 Annual Meeting. The two incumbent Wheeling-Pitt directors designated by the USW are James L. Bowen and Lynn R. Williams and information on their background may be found in the Wheeling-Pitt proxy statement for the 2006 Annual Meeting.

If elected to the Board, the Nominees will constitute a majority of the current eleven members of the Board, until the 2007 Annual Meeting or some other change in composition of the Board. Under the Company’s By-Laws, a majority of the Board constitutes a quorum for the transaction of business, and the act of a majority of the Board present at a Board meeting at which a quorum is present, shall be the act of the Board. If elected, the Nominees will consider our Merger proposal; however, the Nominees understand that, if elected as directors of Wheeling-Pitt, each will have an obligation under Delaware law to discharge his duties as a director in good faith, consistent with his fiduciary duties to Wheeling-Pitt and its stockholders. Consistent with their fiduciary duties to enhance value for all stockholders, the Nominees would be prepared to consider our Merger proposal and other possible alternatives to enhance value for all stockholders. These other possible alternatives may include replacement of existing management and other operational changes intended to improve operating results. Esmark has not approached any potential acquiree of the Company or any other potential acquiror of the Company independent of the proposals by CSN or Esmark.

If elected, the Nominees will not receive any compensation from Esmark for their service as directors of Wheeling-Pitt. If elected, the Nominees will be entitled to such compensation from Wheeling-Pitt in accordance with Wheeling-Pitt’s compensation policy for non-employee directors, which is described in Wheeling-Pitt’s proxy statement for the 2006 Annual Meeting.

None of the Nominees is a party adverse to Wheeling-Pitt or any of its subsidiaries or has a material interest adverse to Wheeling-Pitt or any of its subsidiaries in any material legal proceeding. Except as disclosed in this proxy statement, none of the Nominees, Esmark, any of the other participants in this solicitation or any of their affiliates or associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2006 Annual Meeting, aside from such persons’ interests as stockholders of the Company.

If you use our proxy card to vote at the 2006 Annual Meeting, you will be voting only for nine individuals for a board consisting of 11 directors. Consequently, in effect, you will not be voting for any nominee for two positions on the Board. Because directors are elected by a plurality vote of the stockholders, if the Nominees are elected, the two nominees of Wheeling-Pitt receiving the most votes will also be elected to the Board. There is no assurance that any of Wheeling-Pitt’s nominees will serve as directors if any of the Nominees are elected to the Board. In the event that one or more of the Nominees is elected and that one or more of the Wheeling-Pitt nominees declines to serve with such nominee or nominees, Wheeling-Pitt’s bylaws provide that director vacancies may be filled by a majority vote of the directors then in office. Esmark and the Nominees do not oppose re-election of the two incumbent directors who were designated to serve as directors by the USW under the collective bargaining agreement with the Company. In the event that the Nominees are elected to the Board and these two incumbent directors are not re-elected to the Board at the 2006 Annual Meeting, Esmark anticipates that the Nominees will take the steps necessary to appoint these two individuals to the Board after the 2006 Annual Meeting.

Agreements Between Esmark and Nominees

Each Nominee is a party to an agreement with Esmark pursuant to which Esmark will indemnify the Nominee in the event of certain claims against the Nominee in connection with his nomination for election at the 2006 Annual Meeting and the solicitation of proxies in support of his election.

Other than as stated in this proxy statement, there are no arrangements or understandings between Esmark and any of the Nominees or any other person or persons pursuant to which the nomination described herein is to be made.

WE URGE YOU TO VOTE FOR THE ELECTION OF THE NOMINEES, ALBERT G. ADKINS, CRAIG T. BOUCHARD, JAMES P. BOUCHARD, CLARK BURRUS, C. FREDERICK FETTEROLF, JAMES V. KOCH, GEORGE MUÑOZ, JOSEPH PEDUZZI, AND JAMES A. TODD, ON THE ENCLOSED WHITE PROXY CARD.

For information about the incumbent directors whom the Company has proposed for re-election, and other matters, you should carefully read the Company’s proxy statement for the 2006 Annual Meeting.

The election of the Nominees at the 2006 Annual Meeting may constitute a change of control as defined under retention agreements between the Company and its executives, as well as under the Company’s 2003 Management Stock Incentive Plan and 2003 Management Restricted Stock Plan (collectively, the “Stock Plans”). As a result, certain Company executives may be entitled to receive payments under these retention agreements. Also, under the Stock Plans, unvested options held by Company executives and employees may vest and restrictions on restricted stock awards made to Company executives and employees may lapse.

The Company announced changes to its retention agreements with certain executives in February 2006, April 2006 and August 2006. The Company described these retention agreements and the changes to them announced in 2006 in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its Current Reports on Form 8-K filed April 27, 2006 and August 9, 2006 and its proxy statement for the 2006 Annual Meeting (collectively, the “Company Reports”). According to the Company Reports, these retention agreements provide that if termination without cause or resignation for good reason (as defined in the retention agreements) occurs within one year following a change of control of the Company or Wheeling-Pittsburg Steel Corporation, its principal operating subsidiary (“WPSC”), the executive (other than Mr. Bradley) will receive a payment equal to two times his highest annual salary in effect during the one year immediately preceding the date of the change of control and will also be entitled to continuation of health coverage and payment of a pro rata bonus amount for the year of termination in an amount determined in accordance with applicable bonus plan. According to the Company Reports, these agreements also provide for an equivalent change of control severance benefit if the executive (other than Mr. Bradley) resigns for any reason within the period of 30 days beginning six months immediately following a change of control of the Company or WPSC. In addition, the Company Reports indicate that these agreements entitle the executive (other than Mr. Bradley) to these change of control severance payments even if the Company terminated the executive without cause prior to the date of a change of control where it is reasonably demonstrated that such termination (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change of control, or (ii) otherwise arose in connection with or anticipation of a change of control. The Company Reports also indicate that Mr. Bradley is entitled under his retention agreement to a payment equal to three times his highest annualized salary in effect during the one year immediately preceding the date of termination, continuation of health care coverage and payment of a pro rata bonus amount for the year of termination in an amount determined in accordance with the applicable bonus plan upon (i) termination without cause, (ii) resignation for good reason or (iii) any resignation (whether with good reason or not) within six months following a change of control of the Company or WPSC, but in no circumstances later than February 15 of the year following the year in which the change in control happens. According to the Company Reports, the Company has retention agreements with each of the following: James G. Bradley, President and Chief Executive Officer of the Company and Chief Executive Officer of WPSC; Paul J. Mooney, Executive Vice President and Chief Financial Officer of the Company and WPSC; Donald E. Keaton,

Vice President, Steel Manufacturing and Procurement of WPSC; Harry L. Page, President and Chief Operating Officer of WPSC; and Steven W. Sorvold, Vice President, Commercial of WPSC. According to the Company Reports, the Company has entered into an agreement with Michael P. DiClemente, Treasurer of WPSC, providing for certain change of control severance payments on terms and conditions substantially similar to the retention agreements (other than Mr. Bradley’s retention agreement).

Under the terms of the Company’s 2003 Management Stock Incentive Plan, upon the occurrence of a change of control, each outstanding option not then exercisable in full and each restricted stock award still then subject to a risk of forfeiture will be automatically accelerated, subject to any provisions in then outstanding awards granting greater rights to the holders thereof. For awards granted under this plan after March 10, 2006, the Board or the designated committee has the discretion to determine the effect, if any, of a change of control for such awards. Under the 2005 Restricted Stock Plan, any risk of forfeiture and restriction period under an award lapses immediately in full upon a change of control.

According to the Company Reports, the Company amended its Supplemental Executive Retirement Plan to provide that a participant is deemed fully vested in his or her retirement benefit under the SERP in the event of a “change of control”, which has the same definition as set forth in the Company’s 2003 Management Stock Incentive Plan. According to the Company Reports, the senior executive officers of the Company who are initially eligible for the SERP, as provided in their retention agreements, include: Messrs. Bradley, DiClemente, Donald Keaton, Mooney, Page and Sorvold.

For further information on these retention arrangements, the compensation received by certain Company executives and awards under the Stock Plans to certain Company executives, you should carefully read the Company Reports and the Company’s proxy statement for the 2006 Annual Meeting.

Proposal No. 2—Adoption of Proposal to Ratify Independent Auditors

According to the Company’s proxy statement for the 2006 Annual Meeting, the Company is soliciting proxies to ratify the Wheeling-Pitt audit committee’s appointment of PricewaterhouseCoopers LLP as Wheeling-Pitt’s independent auditors for 2006. Please refer to the Company’s proxy statement for the 2006 Annual Meeting for a discussion of this proposal. Esmark does not object to the ratification of the Wheeling-Pitt audit committee’s appointment of PricewaterhouseCoopers LLP as Wheeling-Pitt’s independent auditors.

Proposal No. 3—Amendment to Amended and Restated By-Laws to Fix the Number of Directors at Eleven

Section 3.1(b) of the Company’s By-Laws provides that the Board shall consist of eleven directors or such other number as the Board determines from time to time. We believe that in order to ensure that the will of the Company’s stockholders with respect to this proxy solicitation is upheld, no effect should be given to an increase in the size of the Board unilaterally adopted by the Board before the 2006 Annual Meeting. Stockholders are therefore being asked to adopt a resolution that would fix the number of directors at eleven. The resolution also provides that its adoption does not prohibit the Board from amending the By-Laws to revise the number of directors after the 2006 Annual Meeting.

Proposal 3 provides for the adoption of the resolution in the following form:

RESOLVED, that Section 3.1(b) of the Amended and Restated By-Laws be amended by deleting the first sentence and replacing it with the following: “The Board of Directors shall consist of eleven (11) directors”; provided that the adoption of this resolution shall not prohibit the Board of Directors from subsequently amending Section 3.1(b) of the Amended and Restated By-Laws.

WE URGE YOU TO VOTE FOR THE ADOPTION OF THIS RESOLUTION ON THE ENCLOSED WHITE PROXY CARD.

Proposal No. 4—Removal of Directors other than the Nominees and the Designees of the USW.

Assuming the Nominees are elected to the Board, we believe that the remaining two directors should be the designees of the USW under the Company’s collective bargaining agreement with the USW. Because Company directors are elected by a plurality vote (the individuals receiving the highest number of affirmative votes are elected), the Nominees could receive a majority of the votes cast and yet two Company nominees other than the union designees could be elected as the remaining two directors of the Board even though they may receive a significantly lower vote. We believe that in order to ensure that the will of the Company’s stockholders with respect to this proxy solicitation is upheld and that it is not necessary to increase the number of directors to appoint the USW designees as directors, directors other than the Nominees and USW designees should be removed as directors. If this resolution is approved and vacancies on the Board result, we anticipate that the Nominees will appoint the two USW designees to fill the vacancies. If some but not all of the Nominees are elected, the effect of this proposal would be to remove the other elected directors with the effect that the elected Nominees would control the Board even though they constituted only a minority of directors elected at the 2006 Annual Meeting. Esmark believes this is an unlikely result as this proposal requires the affirmative vote of the holders of a majority of the shares of common stock entitled to vote at an election of directors in order to be approved, while the election of directors only requires a plurality vote. In the event that less than all of the Nominees are elected and this proposal is adopted, the elected Nominees would fill the vacancies created by this proposal in accordance with the Company’s By-laws.

Proposal No. 4 provides for the adoption of the resolution in the following form:

RESOLVED, that directors, other than Albert G. Adkins, Craig T. Bouchard, James P. Bouchard, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, James A. Todd, James L. Bowen and Lynn R. Williams (or substitute nominees of Esmark Incorporated’s affiliate or substitute designees of the United Steelworkers of America elected as directors at the 2006 Annual Meeting of Stockholders of Wheeling-Pitt), are hereby removed.

WE URGE YOU TO VOTE FOR THE ADOPTION OF THIS RESOLUTION ON THE ENCLOSED WHITE PROXY CARD.

Proposal No. 5—Repeal Certain Amendments to Amended and Restated By-Laws

Article VIII of the Company’s By-Laws provides that, subject to any limitations imposed by the Company’s Certificate of Incorporation, the By-Laws may be amended by resolution of the Board duly adopted by a majority of the directors then constituting the full Board, except that a majority vote of the stockholders is required for any alteration, amendment or repeal of the provisions in Section 3.1(b) of the By-Laws regarding the classification or length of terms of service of directors of the Company.

We believe that in order to ensure that the will of the Company’s stockholders with respect to this proxy solicitation is upheld, no effect should be given to any provision or amendment to the By-Laws unilaterally adopted by the Board after the date of the most recent publicly disclosed By-Laws, which is August 8, 2003. Stockholders are therefore being asked to adopt a resolution that would repeal any provision of the By-Laws or amendment to the By-Laws that the Board adopted or adopts after August 8, 2003 and before any of the Nominees joins the Board, if elected. We are not currently aware of any specific By-Law provisions that would be repealed by the adoption of this proposal.

Adoption of this proposal could have the effect of repealing previously undisclosed By-Law amendments without considering the nature of such amendments. Consequently, the proposal could repeal undisclosed By-law amendments which one or more stockholders may consider to be beneficial to them or to the Company. This proposal would not repeal any such amendments that were approved by the stockholders. This proposal would not preclude the Board from reconsidering any such repealed By-law amendments after the 2006 Annual Meeting.

Proposal No. 5 provides for the adoption of the resolution in the following form:

RESOLVED, that the Amended and Restated By-Laws of the Company are hereby amended to repeal any and all amendments thereto adopted by the Board of Directors of the Company and not by the stockholders of the Company after August 8, 2003 and before any of the nominees named in Esmark Incorporated’s proxy statement dated October 19, 2006 joins the Board, if elected.

WE URGE YOU TO VOTE FOR THE ADOPTION OF THIS RESOLUTION ON THE ENCLOSED WHITE PROXY CARD.

VOTING AND PROXY PROCEDURES

Based on information publicly announced by Wheeling-Pitt, stockholders of record of Wheeling-Pitt at the close of business on September 18, 2006, the record date, will be entitled to notice of and to vote at the 2006 Annual Meeting. Each share of common stock is entitled to one vote. Stockholders who sell their shares of common stock before the record date (or acquire them without voting rights after the record date) may not vote such shares of common stock. Stockholders of record on the record date will retain their voting rights in connection with the 2006 Annual Meeting even if they sell their shares of common stock after the record date. Accordingly, it is important that you vote the shares you owned on the record date or grant a proxy to vote such shares, even if you sell some or all of your shares after the record date. Based on the stockholders list provided by the Company to an affiliate of Esmark, Esmark believes that 14,923,641 shares of common stock are the only outstanding securities of Wheeling-Pitt entitled to vote at the 2006 Annual Meeting.

Shares of common stock represented by properly executed proxy cards will be voted at the 2006 Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the Election Proposal and FOR the other proposals described in this proxy statement.

We are asking you to vote FOR the Election Proposal and FOR the other proposals described in this proxy statement. The enclosed WHITE proxy card may only be used to vote for the Nominees and the other proposals described in this proxy statement and does not confer voting power with respect to the Company’s nominees or any other proposals in the Company’s proxy statement. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees. The participants in this solicitation intend to vote all of their shares of common stock for the Nominees and the other proposals described in this proxy statement and will not vote their shares of common stock in favor of any of the Company’s director nominees.

Based on a stipulation and order agreed to by Wheeling-Pitt and an affiliate of Esmark and filed in and entered as an order (the “Order”) by the Chancery Court for New Castle County Delaware, the 2006 Annual Meeting may not be adjourned, continued or postponed before the election of directors absent further order of the court.

Quorum

Based on the Order, the shares of stock represented at the 2006 Annual Meeting, either in person or by proxy, and entitled to vote at the meeting, will constitute a quorum for the purpose of the meeting. All shares of common stock that are voted “FOR,” “AGAINST” or “ABSTAIN” (or “WITHHOLD” in the case of election of directors) on any matter will be treated as common stock entitled to be voted at the 2006 Annual Meeting. As a result of the order, it will not be necessary that a majority of the shares of common stock be present at the 2006 Annual Meeting. So long as at least one holder of common stock is present in person or by proxy at the 2006 Annual Meeting, no particular number of shares of common stock need to be present in order to have a quorum.

Votes Required For Approval

Based on information contained in Wheeling-Pitt’s By-Laws, directors are elected by a plurality vote of shares of common stock cast in person or by proxy at the 2006 Annual Meeting. A plurality means that the individuals who receive the largest number of affirmative votes are elected as directors. Based on information contained in Wheeling-Pitt’s By-Laws, Proposal No. 3 to amend Wheeling-Pitt’s By-Laws to fix the number of directors at eleven and Proposal No. 5 to repeal certain amendments to Wheeling-Pitt’s By-Laws will require the affirmative vote of the holders of at least a majority of the outstanding shares of common stock, whether or not present at the 2006 Annual Meeting in person or by proxy. Based on information contained in Wheeling-Pitt’s By-Laws, Proposal No. 4 to remove directors other than the Nominees and the designees of the USW would require the affirmative vote of the holders of a majority of the shares of common stock entitled to vote at an election of directors, whether or not present at the 2006 Annual Meeting in person or by proxy. Actions on all other matters to come before the meeting will be approved by the affirmative vote of a majority of shares present in person or represented by proxy at the 2006 Annual Meeting and entitled to vote on such matter.

Abstentions and Broker Non-Votes

Abstentions will be counted for the purpose of determining whether a quorum is present. Abstentions have no impact on the election of directors, but will have the effect of a negative vote on other matters to come before the 2006 Annual Meeting. We encourage you to participate in the voting process to the fullest extent possible. “Broker non-votes” are counted as present and entitled to vote for purposes of a quorum and will have the effect of a negative vote on Proposals No. 3, 4 and 5, but will not have an impact on the votes cast on any other proposal set forth in this proxy statement. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Because the election of directors at the 2006 Annual Meeting is contested, your broker will not be permitted to vote your shares unless you provide specific instructions.

Revocations of Proxies

Stockholders of Wheeling-Pitt may revoke their proxies at any time prior to exercise by attending the 2006 Annual Meeting and voting in person (although attendance at the 2006 Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will also constitute a revocation of any earlier proxy. The revocation may be delivered either to Esmark in care of Innisfree M&A Incorporated at the address set forth on the back cover of this proxy statement or to Wheeling-Pitt at 1134 Market Street, Wheeling, West Virginia 26003 or any other address provided by Wheeling-Pitt. Although a revocation is effective if delivered to Wheeling-Pitt, Esmark requests that either the original or photostatic copies of all revocations be mailed to Esmark in care of Innisfree M&A Incorporated at the address set forth on the back cover of this proxy statement so that Esmark will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the record date of a majority of the outstanding shares of common stock. Additionally, Innisfree M&A Incorporated may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees and approval of the other proposals described herein.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE WHEELING-PITT BOARD AND FOR THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile, telegram and the Internet by officers and other employees of Esmark and its affiliates participating in this solicitation, none of whom will be specially compensated for these services. Esmark has engaged Innisfree M&A Incorporated to serve as a proxy solicitor. Approximately 50 persons will be utilized by Innisfree M&A Incorporated in its solicitation efforts, which may be made by telephone, facsimile, telegram or the Internet, or by personal interview. Esmark will pay Innisfree M&A Incorporated a fee of up to approximately $200,000 and will reimburse Innisfree M&A Incorporated for its reasonable out-of-pocket expenses. The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by Esmark. Although no precise estimate can be made at the present time, Esmark currently estimates that the total expenditures relating to the proxy solicitation incurred by Esmark may be approximately $1.2 million, of which approximately $700,000 has been incurred to date. In the event that the Nominees are elected to the Wheeling-Pitt Board, Esmark currently intends to seek reimbursement of such expenses from Wheeling-Pitt and does not intend to submit such reimbursement to a vote of Wheeling-Pitt’s stockholders.

Esmark will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares of common stock held of record by such brokers, nominees, custodians and other fiduciaries. Esmark will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In addition to the Nominees, Esmark and certain of its affiliates are “participants” (as defined in instruction 3 to Item 4 of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in this proxy solicitation. None of the participants in this solicitation owns any common stock of Wheeling-Pitt, other than the Bouchard Group, L.L.C. which owns 100 shares (less than 1% of the outstanding shares) of common stock of Wheeling-Pitt. Certain other information relating to the participants is set forth below.

Name and Business Address and Business or Principal Occupation of Participants in the Solicitation Other than the Nominees

Bouchard Group, L.L.C., an investment holding company 2500 Euclid Ave. Chicago Heights, IL 60411

Esmark Incorporated, a steel services company 2500 Euclid Ave. Chicago Heights, IL 60411

James Tumulty, director Esmark Incorporated 2500 Euclid Ave. Chicago Heights, IL 60411

John Goodwin, retired from International Steel Group Inc. Esmark Incorporated 2500 Euclid Ave. Chicago Heights, IL 60411

Franklin Mutual Advisers, LLC, a registered investment adviser and investment manager 101 John F. Kennedy Parkway Short Hills, NJ 07078

Bradley Takahashi, Vice President Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078

Peter Langerman, Chairman and Chief Executive Officer Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078

Shawn Tumulty, Portfolio Manager Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078

Michael Embler, Chief Investment Officer Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078

As of the date of this proxy statement, the only purchases and sales of securities of Wheeling-Pitt during the past two years by the participants in this proxy solicitation was the purchase of 100 shares of common stock by the Bouchard Group, L.L.C. on July 12, 2006 in a private transaction. In connection with the purchase of these shares, the Bouchard Group, L.L.C. received an irrevocable proxy to vote these shares and to exercise other rights of ownership with respect to these shares. The Bouchard Group, L.L.C. has also agreed that if it sells these shares to any third party on or before July 12, 2007, it will pay the seller in the private transaction an amount per share equal to the amount by which the sales price exceeds the $20.00 per share purchase price.

As of the date of this proxy statement, funds managed by Franklin Mutual Advisers, LLC own all of the issued and outstanding Class A Convertible Preferred Shares of Esmark, which if converted into Esmark common stock in accordance with its terms would represent approximately 66% of the issued and outstanding equity securities of Esmark on a fully diluted basis. As of the date of this proxy statement, James P. Bouchard may be deemed to control the Bouchard Group, L.L.C. and to beneficially own approximately 17.6% of the outstanding Esmark common stock (approximately 7.6% on a fully diluted basis, assuming conversion of the Class A Convertible Preferred Shares held by funds managed by Franklin Mutual Advisers, LLC) held by the Bouchard Group, L.L.C. as of the date of this proxy statement. Craig T. Bouchard may be deemed to beneficially own approximately 7.4% of the outstanding Esmark common stock (approximately 3.5% on a fully diluted basis, assuming conversion of the Class A Convertible Preferred Shares held by the funds managed by Franklin Mutual Advisers, LLC) as of the date of this proxy statement. James P. Bouchard and Craig T. Bouchard are brothers.

Except as otherwise set forth in this proxy statement, to the best knowledge of Esmark:

(i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors);

(ii) no participant in this solicitation owns any securities of Wheeling-Pitt which are owned of record but not beneficially;

(iii) no part of the purchase price or market value of the securities of Wheeling-Pitt owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities;

(iv) no participant in this solicitation is, or within the past year was, a party to any contracts, arrangements or understandings with any person with respect to any securities of Wheeling-Pitt, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

(v) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of Wheeling-Pitt;

(vi) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Wheeling-Pitt;

(vii) no participant in this solicitation or, to the best of such participant’s knowledge, any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of Wheeling- Pitt’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Wheeling-Pitt or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000;

(viii) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by Wheeling-Pitt or its affiliates, or with respect to any future transactions to which Wheeling-Pitt or any of its affiliates will or may be a party;

(ix) no participant in this solicitation has been indebted to Wheeling-Pitt or any of its subsidiaries at any time since the beginning of Wheeling-Pitt’s last fiscal year in an amount in excess of $60,000;

(x) no participant in this solicitation has or has had, during Wheeling-Pitt’s last fiscal year, any business relationship that is required to be disclosed pursuant to Item 404(b) of Regulation S-K of the Securities Act of 1933, as amended; and

(xi) no participant in this solicitation, at any time during Wheeling-Pitt’s last fiscal year, has failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act.

Mr. James Tumulty is a participant in this proxy solicitation only in his individual capacity as a director of Esmark. His principal occupation is managing director, Raymond James and Associates, Inc., a brokerage and investment firm. His business address is Suite 207, 125 Half Mile Road, Red Bank, NJ 07701.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS

AND MAJOR STOCKHOLDERS OF WHEELING-PITTSBURGH CORPORATION

The following table is derived solely from the Company’s filing with the SEC as of October 18, 2006 and sets forth, as of September 18, 2006, certain information regarding beneficial ownership of the Company’s common stock by: (1) each person who is known to the Company to own beneficially more than 5% of the common stock; (2) each member of the Company’s Board of Directors, including nominees for director; (3) each of the executive officers listed in the Summary Compensation Table in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and (4) all of the Company’s executive officers and directors as a group. For purposes of this table, shares are considered “beneficially owned” if the person, either directly or indirectly, has sole or shared power to direct the voting of the securities or has sole or shared power to dispose or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days after September 18, 2006. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

	Common Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage(1)
Wheeling-Pittsburgh Steel Corporation Retiree Benefits Plan Trust(2)	2,315,973	15.5%
Wellington Management Company, LLP(3)	2,042,122	13.7%
Jeffery L. Gendell(4)	1,422,778	9.5%
Spears Grisanti & Brown LLC(5)	1,229,571	8.2%
FMR Corp.(6)	841,516	5.6%
James L. Bowen(7)	8,816	*
Edward J. Curry, Jr.(7)	8,816	*
Michael D. Dingman, Jr.(7)	8,315	*
Robert E. Heaton(7)	8,816	*
Roland L. Hobbs(7)	8,816	*
Alicia H. Munnell(7)	8,816	*
D. Clark Ogle(7)	8,315	*
James B. Riley(7)	9,319	*
Lynn R. Williams(7)	8,315	*
James G. Bradley(8)	22,000	*
Paul J. Mooney(8)	10,729	*
Harry L. Page(8)	7,858	*
Daniel C. Keaton(8)	8,572	*
Donald E. Keaton(8)	7,172	*
All executive officers and directors as a group (16 persons)(9)	142,125	*

*	Less than 1%.
(1)	As of June 1, 2006, 31,319 shares of Wheeling-Pitt common stock have been reserved for issuance upon the resolution of certain disputed claims filed by Wheeling-Pitt’s creditors. Shares of common stock reserved for this purpose that are not ultimately required to be issued to satisfy disputed claims will be distributed on a pro rata basis to the other members of that class of creditors. Accordingly, as the Company settles disputed claims, the number of shares and the corresponding percentage of common stock beneficially owned by certain persons listed in the table may increase slightly over time without further action on the part of such persons.
(2)

Represents shares issued to the VEBA trust. These shares are held of record by WesBanco Bank, Inc., as trustee of the VEBA trust, which is subject to the direction of U.S. Trust Company, N.A. in its capacity as independent fiduciary for the VEBA trust, with respect to the disposition and voting of the shares. The address of U.S. Trust Company, N.A. is 600 14th Street, N.W. Washington, District of Columbia. 20005-3314. The address of the VEBA trust is c/o WesBanco Bank, Inc., as trustee, One Bank Plaza, Wheeling, West Virginia 26003. Amendment No. 5 to Schedule 13G filed with the Securities and Exchange Commission by U.S. Trust Corporation, U.S. Trust Company of New York and U.S. Trust

Company, N.A. on September 8, 2006 reports shared power to dispose or to direct the disposition of 270,120 additional shares (or approximately 1.8% of the outstanding common stock) held by U.S. Trust Company, N.A. in its capacity as trustee of Wheeling-Pitt’s salaried 401(k) plan.

(3)	The number of shares beneficially owned is based solely on information reported in Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP on February 14, 2006 with respect to its holdings as of December 31, 2005. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(4)	Represents 768,523 shares held by Tontine Partners, L.P., 458,821 shares held by Tontine Overseas Fund, Ltd., 119,010 shares held by Tontine Capital Partners, L.P. and 76,424 shares held by Tontine Capital Management, L.L.C. Tontine Management, L.L.C., the general partner of Tontine Partners, L.P., has the power to direct the affairs of Tontine Partners, L.P., including decisions with respect to the disposition of the proceeds from the sale of the shares. Tontine Oversees Associates, L.L.C. serves as investment manager to Tontine Overseas Fund, Ltd. with respect to the shares directly owned by Tontine Overseas Fund Ltd. Tontine Capital Management, L.L.C., the general partner of Tontine Capital Partners, L.P., has the power to direct the affairs of Tontine Capital Partners, L.P., including decisions with respect to the disposition of proceeds from the sale of the shares. Jeffrey L. Gendell is the managing member of Tontine Management, L.L.C., Tontine Capital Management, L.L.C. and Tontine Overseas Associates, L.L.C. and in that capacity directs their operations. The foregoing management information and number of shares beneficially owned is based solely on information reported in the Schedule 13D filed with the Securities and Exchange Commission by Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Mr. Gendell on October 13, 2006. The address of Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Jeffrey L. Gendell is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830.
(5)	Includes 56,300 shares held by SGB Simurgh Master Fund Ltd. Spears Grisanti & Brown LLC is the Investment Manager for Simurgh Master Fund Ltd. William G. Spears, Vance C. Brown and Christopher C. Grisanti are the Managers of Spears Grisanti & Brown LLC. The foregoing management information and number of shares beneficially owned is based solely on information reported in Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission by Spears Grisanti & Brown LLC and Messrs. Spears, Brown and Grisanti on February 23, 2006 with respect to their holdings as of December 31, 2005. The address of Spears Grisanti & Brown LLC and Messrs. Spears, Brown and Grisanti is c/o Spears Grisanti & Brown LLC, 45 Rockefeller Plaza, New York 10111.
(6)	The number of shares beneficially owned is based solely on information reported in Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. on February 14, 2006 with respect to its holdings as of December 31, 2005. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment advisor, is the beneficial owner of the shares as a result of acting as investment advisor to Fidelity Low Priced Stock Fund. Edward C. Johnson 3rd and FMR Corp., through its control of Fidelity Management & Research Company and Fidelity Low Priced Stock Fund, each has the sole power to dispose of the shares. Members of the family of Edward C. Johnson 3rd, chairman of FMR Corp., through their ownership of voting common stock of FMR Corp. and the execution of a stockholders’ voting agreement, may be deemed to form a controlling group with respect to FMR Corp. The address of FMR Corp., Fidelity Management & Research Company, Fidelity Low Priced Stock Fund and Edward C. Johnson 3rd is 82 Devonshire Street, Boston, Massachusetts 02109.
(7)	Represents shares issuable upon exercise of currently exercisable options to purchase shares of Wheeling-Pitt common stock.
(8)	Represents shares originally issued under Wheeling-Pitt’s 2003 Restricted Stock Plan. Does not include 401(k) holdings which are reported in units by the plan administrator. As of the Record Date, 401(k) holdings were as follows: 600.989 units for Mr. Bradley, 555.062 units for Mr. Mooney, 592.162 units for Mr. Page and 535.944 units for Mr. Daniel C. Keaton.
(9)	Includes shares held by Messrs. Bowen, Curry, Dingman, Heaton, Hobbs, Ogle, Riley, Williams, Bradley, Mooney, Daniel C. Keaton, Donald E. Keaton and Page and Ms. Munnell reported as being beneficially owned by each such person in the beneficial ownership table. Does not include 401(k) holdings as described above. The address of all such executive officers and directors is c/o Wheeling-Pittsburgh Corporation, 1134 Market Street, Wheeling, West Virginia 26003.

STOCKHOLDER PROPOSALS

For information on procedures to submit proposals for consideration at the 2007 Annual Meeting, please refer to Wheeling-Pitt’s proxy statement for the 2006 Annual Meeting.

ADDITIONAL INFORMATION

Esmark is unaware of any other matters to be considered at the 2006 Annual Meeting. However, should matters incident to the conduct of the meeting or other matters that Esmark is not aware of within a reasonable time before the solicitation be properly brought before the 2006 Annual Meeting, the persons named as proxy on the enclosed WHITE proxy card will vote on such matters in their discretion. Other materials filed by Esmark may be inspected at, and copies may be obtained from, the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge.

IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Toll Free: (888) 750-5834

Banks and Brokers call collect: (212) 750-5833

WE URGE YOU TO SIGN, DATE AND RETURN THE WHITE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES, ALBERT G. ADKINS, CRAIG T. BOUCHARD, JAMES P. BOUCHARD, CLARK BURRUS, C. FREDERICK FETTEROLF, JAMES V. KOCH, GEORGE MUÑOZ, JOSEPH PEDUZZI, AND JAMES A. TODD AND FOR THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

Dated: October 19, 2006

Sincerely,

ESMARK INCORPORATED

IMPORTANT

Your vote is very important! No matter how many shares of common stock you own, please give Esmark your proxy FOR the Election Proposal and other proposals described in this proxy statement by taking three steps:

•	SIGN the enclosed WHITE proxy card,

•	DATE the enclosed WHITE proxy card, and

•	MAIL the enclosed WHITE proxy card TODAY in the postage-paid envelope provided.

If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of common stock and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the proxy card representing your shares of common stock. Esmark urges you to confirm in writing your instructions to Esmark in care of Innisfree M&A Incorporated, at the address provided below so that Esmark will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or need assistance voting your shares of common stock, please contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Toll Free: (888) 750-5834

Banks and Brokers call collect: (212) 750-5833

P

R

O

X

Y

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

 TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

WHITE PROXY

WHEELING-PITTSBURGH CORPORATION

2006 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF ESMARK INCORPORATED

The undersigned stockholder of Wheeling-Pittsburgh Corporation, a Delaware corporation (the “Company” or “Wheeling-Pitt”), on September 18, 2006 (the “record date”), hereby appoints James P. Bouchard and Craig T. Bouchard, and each of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of the Company’s common stock, which the undersigned would be entitled to vote if personally present at the 2006 Annual Meeting of Stockholders of the Company to be held on November 17, 2006, and at any and all postponements and adjournments thereof as indicated on this proxy.

This Proxy, when properly executed and returned timely, will be voted in the manner you have directed. If you return a signed proxy with no direction given with respect to certain proposals, the proxy will be voted FOR any such proposals.

ESMARK INCORPORATED STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF PROPOSALS NO. 1, NO. 3, NO. 4, and NO. 5.

Proposal No. 1—To elect a slate of nominees consisting of 1) Albert G. Adkins, 2) Craig T. Bouchard, 3) James P. Bouchard, 4) Clark Burrus, 5) C. Frederick Fetterolf, 6) James V. Koch, 7) George Muñoz, 8) Joseph Peduzzi, and 9) James A. Todd, to the Wheeling-Pitt board to serve as directors of the Company for a term expiring at the 2007 Annual Meeting of Wheeling-Pitt Stockholders.

FOR ALL NOMINEES ☐	WITHHOLD FROM ALL NOMINEES ☐	FOR ALL EXCEPT ☐

Instructions: To vote FOR all nominees, mark the box “FOR” with an “X.” To WITHHOLD your vote for all the nominees, mark the box “WITHHOLD” with an “X.” To WITHHOLD your vote for an individual nominee, mark the box “FOR ALL EXCEPT” and write the name of the nominee(s) for whom you wish to withhold your vote on the following line.

(Continued and to be signed and dated on reverse side)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Wheeling-Pittsburgh Corporation common stock for the upcoming Annual Meeting of Stockholders.

THIS PROXY IS SOLICITED ON BEHALF OF ESMARK INCORPORATED

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone - Please call toll-free in the U.S. or Canada at 1-866-849-9662, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-251-1343. Please follow the simple instructions. You will be required to provide the unique control number indicated below.

OR

2.	Vote by Internet - Please access https://www.proxyvotenow.com/wpsc and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number indicated below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail - If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Esmark Incorporated, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

(continued from reverse)

	FOR	AGAINST	ABSTAIN
Proposal No. 2—To ratify the Company audit committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2006.	☐	☐	☐

Proposal No. 3—To adopt a resolution amending the Company’s Amended and Restated By-Laws to fix the number of directors at eleven.	☐	☐	☐

Proposal No. 4—To adopt a resolution removing directors other than Albert G. Adkins, Craig T. Bouchard, James P. Bouchard, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, James A. Todd, James L. Bowen and Lynn R. Williams (or substitute nominees of Esmark Incorporated’s affiliate or substitute designees of the United Steelworkers of America elected as directors at the 2006 Annual Meeting of Stockholders of the Company).	☐	☐	☐

Proposal No. 5—To adopt a resolution to repeal any provision of, or amendments to, the Company’s Amended and Restated By-Laws unilaterally adopted by the board of directors after August 8, 2003 and before any of the Nominees joins the board of directors, if elected.	☐	☐	☐

In their discretion, the proxies appointed hereunder are authorized to vote upon any other business that properly comes before the meeting or any adjournments or postponements thereof as provided in the proxy statement provided herewith.

Dated: , 2006

Signature:

Signature (if held jointly):

Title or Authority:

Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The WHITE proxy card votes all shares in all capacities.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.